Exhibit 10.1

Ironclad Performance Wear Corporation
2009 Profit Sharing Plan

Ironclad Performance Wear Corporation (the “Company”) has established a profit sharing plan for its management and eligible employees designed to encourage and reward the team for achieving, at a minimum, EBIT (Earnings Before Interest and Taxes), or sometimes referred to as Operating Income, break-even.  Further, the plan is designed such that exceeding EBIT break-even will result in a great participation in the profit sharing allocation.

For the purposes of this plan, EBIT, is defined as Net Sales minus COGS (Cost of Goods Sold) minus SG&A (Sales, General & Administrative) Expenses.  Interest income, interest expense, other income (extraordinary or otherwise), FAS 123r Stock Option expenses, amortization, depreciation and taxes are not used in the calculation of EBIT.

Under this plan, which is effective only for fiscal year 2009, Ironclad will contribute the following amounts to a profit sharing pool if the Company achieves at least 95% of the originally forecasted Net Sales for 2009:

(a)	$100,000 if EBIT for fiscal year 2009 is zero or greater (positive), plus

(b)	50% of positive EBIT for every dollar above EBIT break-even up to $100,000 of EBIT, plus

(c)	25% of positive EBIT for every dollar between $100,001 and $500,000, plus

(d)	10% of positive EBIT for every dollar greater than $500,001.

There is no cap on the aggregate size of the profit sharing pool.

The profit sharing plan will be administered by the Compensation Committee of the Board of Directors and allocation of the profit sharing pool will be determined by the Compensation Committee in its sole discretion.  Allocation will be based upon a number of factors, including, but not limited to, (i) individual contribution to the attainment of the EBIT goals, (ii) extraordinary individual performance, and (iii) successful participation as a member of the Ironclad team.

Payments to management and eligible employees under this profit sharing plan will be made within two weeks after completion and public release of fiscal year 2009 financial results.  In order to receive payment under this plan, an employee must (a) be in a full-time position with the Company prior to October 1, 2009, and (b) employed by the Company through December 31, 2009.  Employees who join the Company between January 1 and September 30, 2009 are eligible to participate in this profit sharing plan, however, their allocation may be reduced to reflect the amount of time they have been employed full-time by the Company.